Exhibit 10.9

GLOBAL GOLD CORPORATION
45 East Putnam Avenue   •   Greenwich, CT 06830
Tel: 203.422.2300   •   Fax: 203.422.2330
Email: ggc@globalgoldcorp.com

Ian Hague                                                                                                                                        September 23, 2008
New York City

RE: Loan to Global Gold Corporation and Royalty

Dear Ian:

 Following up on our discussions, this letter confirms the restructured repayment and royalty terms of for: (1)  the loan you are making to Global Gold Corporation (the “Company”) pursuant to this agreement of  $289,632.88; (2) the loans you have made earlier this year to the Company (the first, second and third being pursuant to the agreements dated February 7, 2008, March 10, 2008, and April 14, 2008); and (3) the “advance” you made to the Company (pursuant to the Sale of Chilean Interests agreement dated July 31, 2008, and together with the amounts referred to in (1) and (2) above collectively referred to here as the “Loan,” all acknowledged as being made by  you, Ian Hague, in your personal capacity only and not acting on behalf of any other person or entity.) As of September 23, 2008, the total principal amount of the Loan is $3,500,000.

The Loan shall accrue interest, from September 23, 2008 until the day it is repaid by the Company, at an annual rate of 10% (the “Interest”). Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed. The Company agrees to repay the Loan, in full, and all the Interest accrued thereon in equal monthly installments including principal and accrued interest commencing June 1, 2009 and continuing until the loan is fully repaid with the final payment on May 1, 2011.   The Company may prepay this loan in full at any time.

In addition, The Company hereby grants you a 1.75% royalty payable from distributions to the Company from the sale of gold and all other metals produced from the Madre De Dios property currently included in the Global Gold Valdivia joint venture with members of the Quijano family and as referenced in the Company’s filings with the Securities and Exchange Commission (the “Royalty”). The Royalty shall be paid quarterly, subject to the Company’s receipt of the Joint Venture’s distributions, and shall be accompanied by a statement summarizing the calculations for the payment. The quarterly Royalty payments will be provisional and subject to adjustment at the end of the Joint Venture’s accounting year.  Upon reasonable notice and within no less than thirty days from such notice but no more than two times per year, you shall be entitled to inspect and audit production and sales records of the Company’s Joint Venture interest.

Thank you again for your help, and please countersign below if these terms confirm our agreement.

Sincerely,	Acknowledged and Agreed

_________________________	_______________________ _________
Van Z. Krikorian, Chairman and CEO	Ian Hague Date

Cc: Global Gold Board of Directors